SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2005

DrugMax, Inc.

(Exact name of registrant as specified in its charter)

STATE OF NEVADA	1-15445	06-1283776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

312 Farmington Avenue

Farmington, CT 06032-1968

(Address of principal executive offices)

Registrant’s telephone number, including area code: (860) 676-1222

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective August 12, 2005, William L. LaGamba resigned as President and Chief Operating Officer of DrugMax, Inc. James Beaumariage, Senior Vice President—Operations for Familymeds, Inc. (a DrugMax subsidiary), will assume the responsibilities of Mr. LaGamba related to DrugMax’s drug distribution business. In addition to his new responsibilities, Mr. Beaumariage will continue in his existing role as head of operations for DrugMax’s specialty pharmacy business.

Mr. Beaumariage, who is 46 years of age, joined Familymeds, Inc. in March 1996 and has served in a number of executive positions. He currently is its Senior Vice President—Operations. Prior to joining Familymeds, Mr. Beaumariage served as Manager of Third-Party Administration for CVS, from June 1994 until January 1996, and as Manager of Pharmacy Development from February 1993 until June 1994. Mr. Beaumariage held the position of Regional Pharmacy Supervisor of CVS/People’s Drug from May 1988 until February 1993. Mr. Beaumariage is a licensed pharmacist. Mr. Beaumariage has served as a member of the Connecticut Department of Social Services Pharmacy Advisory Panel. Mr. Beaumariage holds a B.S. in Pharmacy from Duquesne University and has completed the J. L. Kellogg Graduate School of Management Executive Program at Northwestern University.

In May 1998, Familymeds, Inc. entered into an employment agreement with Mr. Beaumariage, which was amended on August 8, 2002 and August 13, 2004. The amended agreement provides for a two-year term, and a minimum annual base salary of $191,889, plus bonuses and stock options as determined by the Board of Directors. Mr. Beaumariage’s employment agreement contains standard termination provisions for disability, for cause, and for good reason, and it also contains non-compete and confidentiality provisions that prohibit him from disclosing certain information belonging to the company.

There are no family relationships among Mr. Beaumariage and any of DrugMax’s directors and executive officers.

Item 8.01 Other Events.

On August 11, 2005, DrugMax, Inc. issued a press release announcing the resignation of Mr. LaGamba. A copy of this press release is furnished as Exhibit 99.1 to this report and is incorporated into this form 8-K by reference.

Item 9.01 Financial Statements and Exhibits.

99.1	Press Release dated August 11, 2005

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

DRUGMAX, INC.

By:	/s/ Edgardo Mercadante
Edgardo Mercadante, Chief Executive Officer

Dated: August 12, 2005

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EXHIBIT INDEX

Exhibit Number	Exhibit Description
99.1	Press Release dated August 11, 2005

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